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                                                               Exhibit 10.14


                                 PROMISSORY NOTE

$50,000                                                   Boston, Massachusetts
                                                          July 22, 1988

      FOR VALUE RECEIVED Multitrak Software Development Corp. (herein the "Company"), a corporation organized and existing under the laws of the State of Delaware with offices at 108 Lincoln Street, 3rd Floor, Boston, Massachusetts 02111-2502, hereby promises to pay to the order of Michael B. Shattow the principal sum of FIFTY THOUSAND DOLLARS ($50,000) on July 30, 1991 together with interest at a rate per annum equal to the Prime Rate established from time to time by Wainright Bank and Trust Company plus three and one-half percent
(3 1/2%) (computed on the basis of a 360-day year of twelve 30-day months) on the close of business on the last day of each month commencing on July 31, 1988, and on any overdue principal and interest until paid in full.

      Principal, interest and all other amounts due under this Note shall be payable in immediately available funds at the Company's office, or at such other place as the holder of this Note may from time to time designate in writing to the Company.

      This Note is issued pursuant to certain obligations of Michael B. Shattow under a Securities Purchase Agreement (hereinafter the "Agreement") dated April 20, 1988 by and among Multitrak Software Development Corp., LRF Investments, Inc. and Michael B. Shattow.

      The Company shall have the option to prepay all or any part of the principal amount of this Note from time to time together with interest accrued on the amount prepaid to the prepayment date.

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      Payment of the principal of, and interest on, this Note is expressly subordinated to the prior payment of Senior Debt as provided in the Agreement, and by acceptance of this Note the holder hereof agrees to be bound by such provisions of the Agreement.

      Reference is herewith made to the Agreement for the definition of certain Notes and Revolving Credit Note. The indebtedness of the Company to Michael B. Shattow under this Note shall be subordinated in right of payment of interest and liquidation to the Notes and the Revolving Credit Note as defined in the said Agreement.

      If an Event of Default as defined in the Agreement should occur and be continuing, the principal amount and accrued interest of this Note may be declared immediately due and payable in the manner and to the extent provided for in the Agreement.

      The Company hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest and diligence, and agrees that the holder hereof may extend the time for payment or accept partial payment without discharging or releasing the Company.

      IN WITNESS WHEREOF this Note has been executed and delivered as a sealed instrument at the place and on the date set forth above by the duly authorized representatives of the Company.

                                            MULTITRAK SOFTWARE DEVELOPMENT CORP.

                                            By: /s/ Michael B. Shattow
                                                -----------------------------
                                                Michael B. Shattow, President